UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

CHIQUITA BRANDS INTERNATIONAL

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CHIQUITA BRANDS INTERNATIONAL, INC.

Chiquita Center

250 East Fifth Street

Cincinnati, Ohio 45202

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 26, 2005

Dear Shareholder:

It is my pleasure to invite you to attend the 2005 Annual Meeting of Shareholders of Chiquita Brands International, Inc.

The meeting will be held in the Continental Room of the Hilton Cincinnati Netherland Plaza, 35 West Fifth Street, Cincinnati, Ohio at 10:00 a.m. on May 26, 2005. At the meeting, you will be asked to:

(1) Elect eight directors;

(2) Ratify the appointment of independent auditors; and

(3) Consider any other matters that may properly be brought before the meeting.

Your vote is important. To ensure that your shares are voted at the meeting, we encourage you to act promptly. Either follow the instructions on the enclosed proxy card for telephone voting or vote, sign, date and return the postcard portion of the proxy card.

We look forward to seeing you at the meeting.

Sincerely,

/s/ Fernando Aguirre
Fernando Aguirre Chairman, President and Chief Executive Officer

Cincinnati, Ohio

April 14, 2005

PROXY STATEMENT

CHIQUITA BRANDS INTERNATIONAL, INC.

Annual Meeting of Shareholders

May 26, 2005

INFORMATION ABOUT THE MEETING, VOTING AND ATTENDANCE

We are sending you this proxy statement and the enclosed proxy card because Chiquita’s Board of Directors is soliciting your proxy to vote your shares at the 2005 Annual Meeting. At the meeting, shareholders will be asked to elect eight directors, to ratify the appointment of the Company’s auditors and to consider any other matters that may properly be brought before the meeting. You are invited to attend the meeting and vote your shares directly. However, whether or not you attend the meeting, you may vote by proxy as described on the next page.

We expect to begin mailing these proxy materials on or about April 20, 2005 to shareholders of record at the close of business on April 1, 2005 (the “Record Date”).

Who Can Vote

Only holders of record of Common Stock at the close of business on the Record Date are entitled to vote at the meeting. On the Record Date, there were 41,611,015 shares of Common Stock outstanding and entitled to vote. Each share of Common Stock that you owned as of the Record Date entitles you to one vote on each matter to be voted on at the meeting.

If your shares were held in the name of your broker, bank or other nominee on the Record Date, the nominee should be contacting you to seek instructions on how to vote. If you do not instruct your nominee before the Annual Meeting how you wish to vote, under New York Stock Exchange rules, the nominee has discretionary authority to vote your shares on the election of directors and the ratification of the appointment of the Company’s independent auditors. If your nominee does not have discretionary voting authority on a matter, and does not receive voting instructions from you, it is not permitted to vote on that matter.

Quorum Requirement

A quorum of shareholders is necessary to hold a valid meeting. A quorum will exist if holders of a majority of the shares entitled to vote at the meeting (20,805,508 shares) are present in person or by proxy. Abstentions, broker non-votes and votes withheld from director nominees count as shares present at the meeting for purposes of establishing a quorum.

How to Vote Your Shares

If you are a shareholder of record, you can vote before or at the Annual Meeting on the matters to be presented in any of three ways:

•	By Telephone—You may vote by giving telephone instructions to authorize the persons named on the enclosed proxy card (the “management proxies”) to vote your shares in the manner you direct. The enclosed proxy card describes how to do this. Telephone voting will close at 9:00 a.m., Eastern Time, on May 26, 2005.

•	By Mailing Your Proxy Card—You may vote by completing, signing, dating and returning the postcard portion of the enclosed proxy card. If you do this, the management proxies will vote your shares in the manner you direct. This postcard must be received by the close of business on May 25, 2005.

•	In Person—You may come to the Annual Meeting and cast your vote there.

Voting Authority of Management Proxies

If you vote by proxy, the management proxies will vote as directed by you. If you send in a properly executed proxy card without specific voting instructions, your shares represented by the proxy will be voted as recommended by the Board of Directors, namely:

•	FOR the election of all eight nominees for director

•	FOR the ratification of the appointment of the Company’s independent auditors.

Other Business — We are not aware of any other matter that is expected to be acted on at the meeting.

How to Change or Revoke Your Proxy Vote

If you give telephone voting instructions or send in a proxy card and later want to change or revoke your vote, you may do so any time before voting closes for the method you select. You may do so in any of the following ways:

•	give new telephone voting instructions or send in a proxy card with a later date before the Annual Meeting (you may use either method regardless of how you previously submitted your voting instructions);

•	notify Chiquita’s Corporate Secretary in writing before the Annual Meeting that you have revoked your proxy; or

•	vote in person at the Annual Meeting.

How to Vote Shares Held in Chiquita’s Employee Benefit Plans

If you hold Chiquita Common Stock in one of the Company’s employee benefit plans, you cannot vote your shares directly. The Trustee for each plan must vote the shares held in the plan.

In the case of the Chiquita 401(k) Savings and Investment Plan (“401(k)”) and the Chiquita Employee Stock Purchase Plan (“ESPP”), the Trustee will send you a voting instruction card, which will indicate the number of shares of Chiquita Common Stock credited to your account in the plan on the Record Date. If you sign and return the card, the Trustee will vote the shares as you direct. If you do not sign and return the card, the terms of the plans require the Trustees to vote as described below:

•	Shares in the 401(k) for which no instructions are received will be voted in the same proportion as the shares in the 401(k) for which voting instructions are received.

•	Shares in the ESPP for which no instructions are received will not be voted.

In accordance with the terms of the Tropical Retirement Savings Plan, the Trustee will vote all shares held in that Plan without instructions from participants.

No voting rights attach to restricted shares granted under the Company’s 2002 Stock Option and Incentive Plan (the “Stock Plan”) that have been issued to you but are not vested.

Method and Cost of Soliciting Proxies

We have asked banks, brokers and other institutions, nominees and fiduciaries to forward the proxy material to beneficial owners and obtain authority to execute proxies on their behalf, and we will reimburse them for their expenses in doing so. We have also retained Georgeson

Shareholder Communications Inc., a proxy solicitation firm, to assist us in the distribution of proxy material and solicitation of proxies. We have agreed to pay them a fee of $6,500 plus out-of-pocket expenses. Proxies also may be solicited by Chiquita’s management, without additional compensation, through the mail, in person, or by telephone or electronic means.

Admission to the Meeting

Admission to the meeting will be limited to Chiquita shareholders of record, persons holding proxies from Chiquita shareholders, and beneficial owners of Chiquita Common Stock. If your shares are registered in your name, we will verify your ownership at the meeting in our list of shareholders as of the Record Date. If your shares are held through a broker or a bank, you must bring proof of your ownership of the shares. This could consist of, for example, a bank or brokerage firm account statement or a letter from your bank or broker confirming your ownership as of the Record Date. You also may send proof of ownership to the Corporate Secretary, Chiquita Center, 250 East Fifth Street, Cincinnati, Ohio 45202 prior to the meeting and we will send you an admittance card.

Business to be Brought Before the Meeting

Under Chiquita’s Certificate of Incorporation, a shareholder can propose a matter for consideration at the Annual Meeting only if the shareholder properly notified Chiquita of the matter by March 26, 2005. Because Chiquita did not receive any such notices by that date, no matters proposed by shareholders may be considered at the meeting.

SECURITY OWNERSHIP OF CHIQUITA’S PRINCIPAL SHAREHOLDERS

The following table lists all the persons who were known to be beneficial owners of five percent or more of Chiquita’s Common Stock, its only voting security, as of the Record Date, based upon the 41,611,015 shares outstanding on that date.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership
	Common Stock
	Shares		Percent of Class
Wachovia Corporation One Wachovia Center Charlotte, North Carolina 28288	3,479,938	(2)	8.36	%(2)
Barclays Global Investors, NA Barclays Global Fund Advisors 45 Fremont Street San Francisco, California 94105	3,218,489	(3)	7.73	%(3)
Palomino Limited Walker House Mary Street George Town, Grand Cayman Cayman Islands
Leon G. Cooperman, individually and as Managing Member of Omega Associates L.L.C., and President of Omega Advisors, Inc. 88 Pine Street Wall Street Plaza – 31st Floor New York, New York 10005	2,245,000	(4)	5.4	%(4)

(1)	“Beneficial ownership” is a technical term broadly defined by the Securities and Exchange Commission (“SEC”) to mean more than ownership in the usual sense. Shares are “beneficially owned” if a person has or shares the power (a) to vote them or direct their vote or (b) to sell them or direct their sale, even if the person has no financial interest in the shares. Also, shares which a person has the right to acquire within 60 days are considered to be “beneficially owned.”

(2)	This information is based on a Schedule 13G amendment filed with the SEC in February 2005 by Wachovia Corporation as parent holding company of (a) Wachovia Securities LLC, Evergreen Investment Management Company, and J.L. Kaplan Associates, LLC, which are investment advisors for mutual funds and other clients holding Chiquita shares, and (b) Wachovia Bank, N.A., which holds Chiquita shares in a fiduciary capacity for customers. According to this filing, these entities have sole power to vote or direct the vote of 340,951 shares and to dispose or direct the disposition of 3,471,437 shares and shared power to vote or direct the vote of 3,130,645 shares and to dispose or direct the disposition of 1,350 shares.

(3)	This information is based on a Schedule 13G amendment filed with the SEC in February 2005 in which (a) Barclays Global Investors, NA reported that it has sole power to vote or direct the vote of 2,490,703 shares and to dispose or direct the disposition of 2,712,098 shares; (b) Barclays Global Fund Advisors reported that it has sole power to vote or direct the vote of 489,050 shares and to dispose or direct the disposition of 489,591 shares; and (c) Palomino Limited reported that it has sole power to vote or direct the vote and to dispose or direct the disposition of 16,800 shares. According to this filing, these shares are held in trust accounts for the economic benefit of the beneficiaries of the accounts.

(4)	This information is based on a Schedule 13G amendment filed with the SEC in February 2005 in which Mr. Cooperman reported that, in the capacities listed, he has sole power to vote or direct the vote and dispose or direct the disposition of 1,355,800 shares and shared power to vote or direct the vote and dispose or direct the disposition of 889,200 shares.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table shows the number of shares of Common Stock beneficially owned as of April 1, 2005 by each director, by each current executive officer named in the Summary Compensation Table, and by all directors and executive officers as a group.

	Amount and Nature of Beneficial Ownership
	Common Stock
Name of Beneficial Owner	Shares(1)		Percent of Class
Fernando Aguirre	113,840	(2)(3)	*
Morten Arntzen	57,889	(2)(4)	*
Jeffrey D. Benjamin	50,889	(2)(4)	*
Robert W. Fisher	48,790	(2)(4)	*
Roderick M. Hills	57,463	(2)(4)(5)	*
Durk I. Jager	45,759	(2)(4)	*
Robert F. Kistinger	370,045	(2)(3)(6)	*
Robert W. Olson	190,003	(2)(3)(6)	*
Manuel Rodriguez	57,623	(2)(3)(6)	*
Jaime Serra	32,923	(2)(4)	*
Steven P. Stanbrook	35,679	(2)(4)	*
Waheed Zaman	385	(3)	*
All current directors and executive officers as a group (15 persons)	1,069,288	(2)(3)(6)	2.5%

*	Less than 1% of outstanding shares.

(1)	Unless otherwise noted, each person has full voting and investment power over the shares listed.

(2)	Includes shares that may be acquired through the exercise of stock options within 60 days of April 1, 2005 in the following amounts: Mr. Aguirre, 81,250 shares; Mr. Arntzen, 37,500 shares; Mr. Benjamin, 37,500 shares; Mr. Fisher, 37,500 shares; Mr. Hills, 37,500 shares; Mr. Jager, 25,000 shares; Mr. Kistinger, 337,500 shares; Mr. Olson, 168,750 shares; Mr. Rodriguez, 54,374 shares; Mr. Serra, 25,000 shares; Mr. Stanbrook, 25,000 shares; and all directors and executive officers as a group, 866,874 shares.

(3)	Does not include shares of restricted stock that will vest more than 60 days after April 1, 2005 in the following amounts: Mr. Aguirre, 260,000 shares; Mr. Kistinger, 14,538 shares; Mr. Olson, 9,131 shares; Mr. Rodriguez, 3,605 shares; Mr. Zaman, 5,345 shares; and all directors and executive officers as a group, 321,548 shares.

(4)	Includes 7,500 shares of restricted stock granted to each of Messrs. Arntzen, Benjamin, Fisher and Hills and 5,000 shares granted to each of Messrs. Jager, Serra and Stanbrook, which are deliverable when the recipient ceases to be a non-employee director. Also includes, for the following directors, the following shares held pursuant to the Directors Deferred Compensation Program: Mr. Arntzen, 4,015 shares; Mr. Benjamin, 4,015 shares; and Mr. Jager, 5,068 shares.

(5)	Includes 3,685 shares held by a family partnership and 1,600 shares held in Mr. Hills’ account for the benefit of a relative, over all of which Mr. Hills has sole voting and dispositive power.

(6)	Includes the following number of shares issuable upon the exercise of warrants to purchase Chiquita Common Stock: Mr. Kistinger, 3,806 shares; Mr. Olson, 1,925 shares; Mr. Rodriguez, 2,001 shares; and all current directors and executive officers as a group, 14,732 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Chiquita’s executive officers and directors and persons who own more than 10% of any class of its equity securities to file forms with the SEC and the New York Stock Exchange to report their ownership and any changes in their ownership of Chiquita equity securities. These persons must also provide Chiquita with copies of these reports when filed. Based on a review of copies of those forms, our records, and written representations from our directors and executive officers that no other reports were required, Chiquita believes that all Section 16(a) filing requirements were complied with during and for 2004.

DISCUSSION OF PROPOSALS TO BE VOTED ON

PROPOSAL 1: ELECTION OF DIRECTORS

The Board of Directors currently is comprised of eight members, each of whom has been nominated by the Board of Directors for election at the Annual Meeting. Each of these nominees has consented to being named in this proxy statement and has agreed to serve if elected. If you elect them, they will hold office until the next annual meeting or until their successors have been elected and qualified. No shareholder may vote for more than eight nominees. We are not aware of any reason why any nominee would be unable to serve as a director if elected. However, if any nominee should become unable to serve as a director, the management proxies may vote for another nominee proposed by the Board, or the Board may reduce the number of directors to be elected. If any director resigns, dies or is otherwise unable to serve out his term, or if the Board increases the number of directors, the Board may fill the vacancy until the next annual meeting

Under Chiquita’s Certificate of Incorporation, a shareholder can make a nomination for director at the Annual Meeting only if the shareholder properly notified Chiquita of the proposed nomination by March 26, 2005. Because Chiquita did not receive notice of any nominations by that date, no nominations by shareholders may be considered at the Annual Meeting.

Information About Directors and Nominees For Director

The eight nominees for election as directors are as follows:

Name, Age, and Tenure As Director	Current Committee Memberships	Current Occupation and Employment Background

Fernando Aguirre Age 47 Director since January 2004	Executive (Chair)	Mr. Aguirre has been Chiquita’s President and Chief Executive Officer since January 2004 and its Chairman since May 2004. From July 2002 to January 2004 he served as President, Special Projects for The Procter & Gamble Company (“P&G”), a manufacturer and distributor of consumer products, and from July 2000 to June 2002 he was President of the Global Feminine Care business unit of P&G. From July 1999 to June 2000 he was Vice President of P&G’s Global Snacks and U.S. Food Products business units, and from January 1996 to June 1999 he was President of P&G Mexico, Vice President of Laundry & Cleaning Products, Latin America and Regional Vice President, Latin America, North. Prior to that, Mr. Aguirre had served P&G in various capacities since 1980. Mr. Aguirre is also a nominee for director of Coca-Cola Enterprises Inc.

Morten Arntzen Age 50 Director since March 2002	Nominating & Governance (Chair); Audit; Executive	Mr. Arntzen has been President and Chief Executive Officer of Overseas Shipholding Group, Inc. (“OSG”), a company that owns and operates oceangoing vessels, since January 2004. From November 1997 until December 2003, he was Chief Executive Officer of American Marine Advisors, a merchant banking firm focused on the global shipping industry. Mr. Arntzen is also a director of OSG.

Jeffrey D. Benjamin Age 43 Director since March 2002	Audit; Compensation & Organization Development	Mr. Benjamin has been Senior Advisor to Apollo Management, L.P., a private investment firm, since September 2002. From January 2002 until September 2002, he was Managing Director of Libra Securities LLC, an investment banking firm. Previously, he served as Co-Chief Executive Officer of U.S. Bancorp Libra, an investment banking firm, from January 1999 until December 2001. Mr. Benjamin is also a director of McLeodUSA Incorporated, Dade Behring Holdings, Inc., EXCO Resources, Inc., NTL Incorporated and Mandalay Resort Group.

Name, Age, and Tenure As Director	Current Committee Memberships	Current Occupation and Employment Background

Robert W. Fisher Age 67 Director since March 2002	Audit, Compensation & Organization Development; Executive	Mr. Fisher served as Chiquita’s Acting Chief Operating Officer from March 2002 to August 2002. Since 1998, he has been a private investor. From 1991 to 1993 and from 1996 to 1998, Mr. Fisher served as Chief Operating Officer of The Noboa Group’s banana operations. He was President and a director of Geest Banana Company from 1993 to 1995. Prior to joining The Noboa Group, Mr. Fisher spent 25 years at Dole Food Company, including the last four years as its President.

Roderick M. Hills Age 74 Director since March 2002	Audit (Chair); Executive; Nominating & Governance	Mr. Hills has been Chairman of Hills Enterprises, Ltd. (formerly the Manchester Group), an investment consulting firm, since 1987. He also is Chairman of the Hills Governance Program, at the Center for Strategic and International Studies, a program which he established in 2003. Mr. Hills has practiced law as a partner in Hills & Stern since 1995. He served as Counsel to President Ford in 1975 and was Chairman of the Securities and Exchange Commission from 1975 to 1977.

Durk I. Jager Age 61 Director since December 2002	Compensation & Organization Development; Nominating & Governance	Mr. Jager has been a private investor and consultant since July 2000. He was Chairman of the Board of P&G from September 1999 to July 2000 and was P&G’s Chief Executive Officer from January 1999 until July 2000. Mr. Jager served P&G as President from 1995 to July 2000, and in various other capacities from 1970 to 1995. Mr. Jager is also a director of Eastman Kodak Company and Polycom, Inc., a member of the Supervisory Board of Royal KPN and a nominee for director of Royal Wessanen nv.

Jaime Serra Age 54 Director since January 2003	Compensation & Organization Development; Nominating & Governance	Mr. Serra has been senior partner of Serra Associates International, a consulting firm in law and economics based in Mexico City, since 1996. Prior to forming Serra Associates, Mr. Serra served as Mexico’s Secretary of Finance during 1994 and Secretary of Trade and Industry from 1988 to 1994, during which time he was Mexico’s principal negotiator of the North American Free Trade Agreement. Mr. Serra is also a director of The Mexico Fund, Inc., Vitro, S.A. de C.V., Tenaris S.A., and Grupo Modelo, S.A. de C.V.

Name, Age, and Tenure As Director	Current Committee Memberships	Current Occupation and Employment Background

Steven P. Stanbrook Age 47 Director since December 2002	Compensation & Organization Development (Chair); Audit; Executive	Mr. Stanbrook has been President, Asia and Americas of S.C. Johnson & Son, Inc., a manufacturer of consumer products, since January 2005. From January 2003 to December 2004, he was President, Asia and from 1996 to December 2002, Mr. Stanbrook was President of S.C. Johnson’s business in Europe, Africa and Near East. Prior to joining S.C. Johnson, Mr. Stanbrook was President—International of CompuServe, Inc. Prior to that he held various international management positions at Sara Lee Corporation, including President and Chief Executive Officer of Sara Lee Bakery. Mr. Stanbrook is also a director of Hewitt Associates.

Vote Required to Elect Directors

The eight nominees who receive the highest number of votes cast will be elected as directors. If you do not vote for a particular nominee, or if you indicate “withhold authority” to vote for a particular nominee, your vote will not count “for” the nominee; however, your vote will be counted for purposes of determining a quorum, as described on page 2.

There is no provision for cumulative voting in the election of directors.

PROPOSAL 2: RATIFICATION OF INDEPENDENT AUDITORS

In accordance with its charter, the Audit Committee has selected Ernst & Young LLP, independent registered public accountants, to audit the Company’s consolidated financial statements for the year 2005. Ernst & Young served as Chiquita’s independent auditors in 2004. In furtherance of corporate governance objectives, the Company has chosen to submit the appointment of Ernst & Young for shareholder ratification.

In the event shareholders fail to ratify the appointment, the Audit Committee will reconsider this appointment.

One or more representatives of Ernst & Young will be present at the meeting, will have an opportunity to make a statement if they desire and will be available to respond to appropriate questions.

Vote Required to Ratify the Appointment of Ernst & Young

The affirmative vote of the holders of a majority of the shares of Common Stock represented, in person or by proxy, and entitled to vote at the meeting is required to ratify the appointment of Ernst & Young.

The Board of Directors recommends a vote “FOR” this proposal.

INFORMATION ABOUT THE BOARD OF DIRECTORS

Governance

The Board of Directors has adopted Board governance standards and policies. The Company also has a Code of Conduct that is applicable to all employees, including executive officers, as well as to directors to the extent relevant to their service as directors. In addition, the Board has adopted a charter for each of the Audit Committee, the Compensation & Organization Development Committee and the Nominating & Governance Committee. The Board governance policies, Code of Conduct and committee charters are available on the Company’s website at www.chiquita.com by clicking on “Investors” and “Governance.” You may request a copy of any of these documents to be mailed to you as described on the last page of this proxy statement. Any amendments to, or waivers from, a provision of the Code of Conduct that apply to the Company’s principal executive and financial officers will be posted on the Company’s website.

In 2003, the New York Stock Exchange (“NYSE”) adopted rules requiring a majority of the board of directors of a listed company to be “independent.” The Board has determined, based on the absence of any pertinent relationships, that the following directors are “independent” as defined by the NYSE: Mr. Arntzen, Mr. Benjamin, Mr. Fisher, Mr. Hills, Mr. Jager, Mr. Serra and Mr. Stanbrook.

Meetings of the Board and Attendance at Meetings

Under the Board governance policies, directors are expected to attend all scheduled Board and committee meetings. During 2004, the Board of Directors held ten meetings and took action once by unanimous written consent. Each director serving on the Board of Directors in 2004 attended at least 75% of the meetings of the Board and of each committee on which he served.

The independent directors generally meet in conjunction with each regularly scheduled Board meeting in a separate “executive session.” The Chair of the Nominating & Governance Committee, currently Mr. Arntzen, presides at all of these sessions.

Directors are also expected to attend the Annual Meeting of Shareholders. Last year, eight of the nine directors then serving on the Board attended the Annual Meeting.

Committees of the Board

Chiquita’s Board of Directors has four standing committees: Executive, Audit, Compensation & Organization Development and Nominating & Governance. Each of the latter three committees is comprised solely of directors who are “independent” as defined by NYSE rules.

Executive Committee. Under New Jersey law and Chiquita’s By-laws, the Executive Committee may exercise all of the authority of the Board of Directors except for the following: changing the By-laws; changing directors; removing officers; submitting matters to shareholders for their approval; and changing resolutions adopted by the Board which by their terms may be amended only by the Board. The current members of the Executive Committee are Mr. Aguirre (Chair), Mr. Arntzen, Mr. Fisher, Mr. Hills and Mr. Stanbrook. The Executive Committee did not meet or act during 2004.

Audit Committee. The current members of the Audit Committee are Mr. Hills (Chair), Mr. Arntzen, Mr. Benjamin, Mr. Fisher (since April 7, 2005) and Mr. Stanbrook. The Board has determined that Mr. Hills is an “audit committee financial expert” as defined by SEC rules.

The functions of the Audit Committee include:

•	appointing and replacing Chiquita’s independent auditors

•	approving all fees and all audit and non-audit services of the independent auditors

•	annually reviewing the independence of the independent auditors

•	assessing annual audit results

•	periodically reassessing the effectiveness of the independent auditors

•	reviewing Chiquita’s financial and accounting policies and its annual and quarterly financial statements

•	reviewing the adequacy and effectiveness of Chiquita’s internal accounting controls and the internal audit function

•	overseeing the Company’s programs for compliance with laws, regulations and Company policies

•	considering any requests for waivers from the Code of Conduct for executive officers and directors (any such waivers being subject to Board approval)

•	in connection with the foregoing, meeting with the independent auditors, internal auditors and Chiquita’s financial management.

During 2004, the Audit Committee held 11 meetings.

Audit Committee Report for 2004

In addition to other activities, the Committee:

•	reviewed and discussed with management the Company’s audited consolidated financial statements and its assessment of the Company’s internal control over financial reporting for 2004;

•	discussed with Ernst & Young LLP, the Company’s independent auditors, the matters required to be discussed by the Statement on Auditing Standards No. 61 (Communication with Audit Committees), including significant accounting policies, management’s judgments and accounting estimates and Ernst & Young’s judgments about the quality of the Company’s accounting principles as applied in its financial reporting, and the evaluation of the Company’s internal control over financial reporting;

•	received the written disclosures and the letter from Ernst & Young required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) that relates to the accountants’ independence from the Company and its subsidiaries, and discussed with Ernst & Young their independence; and

•	reviewed the provision of non-audit services rendered to the Company by Ernst & Young in 2004 and determined that the provision of such services was compatible with maintaining their independence.

The Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Committee met with the internal and independent auditors, with and without management, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements for the year ended December 31, 2004 be included in the Company’s Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

April 7, 2005

Roderick M. Hills, Chair

Morten Arntzen

Jeffrey D. Benjamin

Steven P. Stanbrook

Compensation & Organization Development Committee. Current members of the Compensation & Organization Development Committee are Mr. Stanbrook (Chair), Mr. Benjamin, Mr. Fisher (since April 7, 2005), Mr. Jager and Mr. Serra. The functions of the Compensation & Organization Development Committee include:

•	evaluating the performance, and reviewing and approving all compensation, of Chiquita’s executive officers

•	making recommendations to the Board with respect to incentive compensation and equity-based plans

•	overseeing the Company’s leadership and organization development, including succession planning

•	administering Chiquita’s Stock Plan.

During 2004, the Compensation Committee held three meetings and took action by unanimous written consent twice. The Committee’s Report on Executive Compensation for 2004 can be found on page 24.

Nominating & Governance Committee. The current members of the Nominating & Governance Committee are Mr. Arntzen (Chair), Mr. Hills, Mr. Jager and Mr. Serra. The functions of the Nominating & Governance Committee include:

•	identifying and recommending to the Board of Directors qualified candidates to fill vacancies on the Board

•	recommending to the Board candidates to be nominated for election as directors at annual meetings of shareholders

•	identifying, if requested by the Board, potential candidates for the position of Chief Executive Officer

•	recommending to the Board the members of each committee of the Board

•	reviewing and reassessing, at least annually, the Board’s governance policies

•	overseeing the annual evaluations of the Board and its committees

•	reviewing and making recommendations to the Board regarding director compensation

•	reviewing public policy matters of importance to the Company’s stakeholders including oversight of the Company’s corporate responsibility program.

During 2004, the Nominating & Governance Committee held two meetings.

The Nominating & Governance Committee will consider shareholder suggestions and recommendations of nominees for director. Recommendations may be submitted to the Nominating & Governance Committee, c/o Corporate Secretary of Chiquita, 250 East Fifth Street, Cincinnati, Ohio 45202. To have a candidate considered by the Nominating & Governance Committee, a shareholder must submit the recommendation in writing and must include the following information:

•	the name of the shareholder and evidence of the his or her ownership of Common Stock, including the number of shares owned and the length of time of ownership; and

•	the name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a director of the Company, and the candidate’s consent to be named as a director if selected by the Nominating & Governance Committee and nominated by the Board.

Recommendations received by the Corporate Secretary’s office by December 31 of any year will be considered by the Committee at a regular meeting in the following year, preceding the mailing of proxy materials to shareholders for that year’s annual meeting. The Company did not receive any recommendations from shareholders during 2004.

In considering candidates submitted by shareholders, the Nominating & Governance Committee will take into consideration the needs of the Board and the qualifications of the candidate. The Board and the Nominating & Governance Committee believe that the minimum qualifications for serving as a director of the Company are that a nominee:

•	demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board’s oversight of the business and affairs of the Company; and

•	have an impeccable record and reputation for honest and ethical conduct in both his or her professional and personal activities.

Whenever a specific need or opportunity to add an additional director arises, the Board will approve specific criteria for the Committee to use in evaluating potential candidates.

In addition to considering candidates recommended by shareholders, the Nominating & Governance Committee identifies potential nominees by asking current directors to notify the Committee if they become aware of persons meeting the criteria described above who might be available to serve on the Board. From time to time, the Nominating & Governance Committee engages firms that specialize in identifying director candidates.

Once a person has been identified by the Nominating & Governance Committee as a potential candidate, the Committee may collect and review publicly available information regarding the person and, if the Committee determines that the candidate warrants further consideration, may contact the person to ascertain his or her interest in potential service on the Board. Generally, if the person expresses a willingness to be considered and to serve on the Board, the Committee requests information from the candidate, reviews the person’s qualifications, particularly in light of other candidates the Committee may be considering, and conducts one or more interviews with the candidate. In certain instances, Committee members may contact one or more references provided by the candidate or other persons that may have first-hand knowledge of the candidate’s accomplishments.

Communicating with the Board of Directors or with Individual Directors

The Board has established a process to receive communications from security holders and other interested parties. You may contact the Board or any management or non-management director, including the Chairman of the Nominating & Governance Committee (currently Mr. Arntzen), who presides at meetings of non-management directors. Correspondence should be addressed to the Board of Directors or any individual director(s) or group or committee of directors either by name or title. All such correspondence should be sent “c/o General Counsel” by mail to Chiquita Brands International, Inc., 250 East Fifth Street, Cincinnati, Ohio 45202 or by fax at (513) 564-2857. You may also send an e-mail to boardofdirectors@chiquita.com and, if applicable, specify in the text of the e-mail whether it should be directed only to certain directors (such as independent directors) or members of certain committees.

All communications received as set forth in the preceding paragraph will be opened by the office of the General Counsel for the sole purpose of determining whether the contents represent a message to the directors. Any contents that are not in the nature of advertising, promotion of a product or service or patently offensive will be forwarded promptly to the addressee(s), but any communication is available to any non-management director who requests it.

Compensation of Directors

Currently, each director who is not an employee of Chiquita receives an annual fee of $50,000, payable quarterly in arrears, with each quarterly payment consisting of $6,250 in cash and a number of shares of Chiquita Common Stock having an aggregate fair market value of $6,250. For this purpose, fair market value is based on the average of the high and low sales prices of Chiquita Common Stock on the New York Stock Exchange Composite Tape on the last trading day of each calendar quarter. In addition, the Chair of the Audit Committee receives an annual fee of $20,000 in cash and the Chairs of the Compensation & Organization Development Committee and the Nominating & Governance Committee each receive an annual fee of $10,000 in cash. Under Chiquita’s Directors Deferred Compensation Program, directors may defer the receipt of their Board compensation (whether cash or shares) until (i) the date their service on the Board terminates (whether upon death, disability, retirement or otherwise) or (ii) the first anniversary of that date (other than upon death or disability). Cash amounts deferred under this plan earn interest at the London Inter-Bank Offer Rate (“LIBOR”), adjusted semiannually.

Shortly after joining the Board of Directors, each non-employee director currently is granted 10,000 shares of restricted stock under the Stock Plan which vest in three equal annual installments on the first, second and third anniversaries of the grant date. In addition, beginning the first January after a non-employee director has served as a director for at least six months, and every January thereafter, each non-employee director is granted a restricted stock award for 2,500 shares of Common Stock which vests on the day his or her service as a non-employee director ceases.

Once a year, the Board meets at one of the Company’s operating locations, and directors are encouraged to bring their spouses to the meeting site at the Company’s expense. During 2004, spousal travel, lodging and tax reimbursement expenses for all seven non-employee directors totaled $45,874.

COMPENSATION OF EXECUTIVE OFFICERS

Summary Information

The table below summarizes the compensation of (i) the two persons who served as Chiquita’s Chief Executive Officer during 2004 and (ii) the four most highly paid other executive officers for 2004 (collectively referred to as the “Named Executive Officers”). The Compensation & Organization Development Committee’s Report on Executive Compensation is presented on page 24 of this proxy statement.

SUMMARY COMPENSATION TABLE

		Annual Compensation					Long-Term Compensation
	Year	Salary ($)(1)	Bonus		Other Annual Compensation ($)		Restricted Stock Awards ($)		Securities Underlying Stock Options (#)	All Other Compensation ($)(3)
Name and Principal Position in 2004			Annual ($)(1)	Retention($)(2)
Fernando Aguirre (4) Chairman of the Board, President and Chief Executive Officer	2004	686,539	1,506,960	-0-	75,183	(5)	6,021,600	(6)	325,000	70,550
Robert F. Kistinger President and Chief Operating Officer, Chiquita Fresh Group	2004 2003 2002	550,000 548,654 500,000	819,720 745,600 -0-	-0- -0- 225,000	75 — —	(7)	323,675 372,075 366,250	(8) (8) (8)	-0- -0- 450,000	117,126 117,008 108,833
Robert W. Olson Senior Vice President, General Counsel and Secretary	2004 2003 2002	400,000 400,000 400,000	358,800 406,000 -0-	-0- -0- 100,000	529 593 548	(7) (7) (7)	203,300 233,700 209,993	(8) (8) (8)	-0- -0- 225,000	155,227 152,675 148,914
Manuel Rodriguez(4) Senior Vice President, Government and International Affairs and Corporate Responsibility Officer	2004	232,000	240,120	-0-	—		80,250	(8)	-0-	76,560
Waheed Zaman (4) Vice President and Chief Information Officer	2004	207,692	170,775	-0-	—		136,416	(8)(9)	-0-	428
Cyrus F. Freidheim, Jr. (10) Chairman of the Board, President and Chief Executive Officer	2004 2003 2002	64,313 700,000 530,385	-0- 1,722,000 -0-	-0- -0- -0-	6,567 79,889 —	(11) (13)	713,250 1,290,675 392,625	(12) (12) (12)	-0- 150,000 350,000	66,480 86,927 75,057

(1)	Includes amounts deferred under Chiquita’s Capital Accumulation Plan.

(2)	Retention payments were made pursuant to management retention programs in connection with the restructuring that resulted in Chiquita’s 2002 Chapter 11 Plan of Reorganization.

(3)	Amounts disclosed for 2004 consist of the following contributions and payments by Chiquita:

	Contributions to Chiquita 401(k) Plan	Contributions to Chiquita Capital Accumulation Plan(a)	Above Market Interest Accrued On Deferred Compensation(a)	Term Life Insurance Premiums	Accruals under Capital Accumulation Plan(a)(b)
Fernando Aguirre	$18,450	$50,000	$—	$2,100	$—
Robert F. Kistinger	18,450	50,000	33,127	3,630	11,919
Robert W. Olson	18,450	50,000	18,590	4,608	63,579
Manuel Rodriguez	18,450	50,000	—	1,485	6,625
Waheed Zaman	—	-0-	—	428	—
Cyrus F. Freidheim, Jr.	14,538	-0-	—	788	—

(a)	The Deferred Compensation Plan was in effect for compensation earned through the end of 1999. The Capital Accumulation Plan replaced the Deferred Compensation Plan for compensation earned beginning in 2000.

(b)	Represents accruals under the Capital Accumulation Plan that were not available to participants whose participation in the plan began after calendar year 2000; in the case of Messrs. Kistinger and Olson these accruals will not vest until attainment of age 55 and ten years of service. Mr. Rodriguez’ accrual is vested.

Also includes $51,154 in accrued vacation pay to Mr. Freidheim.

(4)	Messrs. Aguirre, Rodriguez and Zaman each became executive officers of the Company during 2004; therefore, information for 2002 and 2003 is not provided.

(5)	Represents reimbursement of $38,880 in legal fees in connection with the negotiation and execution of Mr. Aguirre’s employment agreement, $8,911 of his spouse’s expenses incurred while accompanying him on business related travel, $2,331 for health examination and review and $25,061 for taxes resulting from these reimbursements.

(6)	Represents the fair market value on the date of grant of 260,000 shares of restricted stock awarded under the Stock Plan in accordance with Mr. Aguirre’s Employment Agreement, none of which was vested at April 1, 2005. See “Employment Agreements and Other Arrangements – Employment Agreement with Mr. Aguirre” for the material terms of these awards. Until vested, restricted shares have no voting or dividend rights.

(7)	Represents reimbursement of taxes resulting from payments by Chiquita of certain expenses.

(8)

For 2004 and 2003, represents the fair market value on the date of grant of restricted stock awarded under the Stock Plan’s Long-Term Incentive Program (“LTIP”) based on the Company’s performance against pre-established financial goals for the year. For 2002, represents the fair market value on the date of grant of restricted stock awarded upon the Company’s emergence from Chapter 11 reorganization in March 2002 (prior to adoption of the LTIP). LTIP restricted shares vest on January 1 of the year following the award if the Named Executive Officer continues to be an employee on that date, or, earlier, in the event of death, disability, retirement or a change of control of the Company. For example, awards shown for 2004 were awarded in February 2005 based on 2004 performance and vest on January 1, 2006. The fair market values for 2004 represent the following LTIP awards in respect of 2004 performance: Mr. Kistinger, 14,538 shares; Mr. Olson, 9,131 shares; Mr. Rodriguez, 3,605 shares; and Mr. Zaman, 3,470 shares. All other restricted stock awards under the LTIP vested on or prior to January 1, 2005. Until vested, restricted shares have no voting or dividend rights. For further information on the LTIP, see the Compensation & Organization Development Committee Report on Executive Compensation which appears later in this proxy statement.

(9)	Includes the fair market value on the date of grant of 2,500 shares of restricted stock awarded under the Stock Plan to Mr. Zaman upon joining the Company in February 2004.

(10)	Mr. Freidheim served as Chairman of the Board and Chief Executive Officer of the Company until January 10, 2004. He became non-executive Chairman of the Board upon the election of Mr. Aguirre as President and Chief Executive Officer on that date. He retired as Chairman in May 2004.

(11)	Represents reimbursement of $6,567 in incremental living expenses incurred while in temporary residence in Cincinnati (including commuting expenses).

(12)	Represents the fair market value on the date of grant of the following shares of restricted stock: for 2004, 30,000 shares granted in January 2004 in connection with Mr. Freidheim’s transition from Chief Executive Officer to non-executive Chairman of the Board (see “Employment Agreements and Other Arrangements — Arrangement with Mr. Freidheim”); for 2003, 30,000 shares granted in March 2003 and 43,359 shares awarded under the LTIP in February 2004 based on the Company’s 2003 financial performance; and for 2002, 25,000 shares granted in April 2002. All shares vested upon or prior to Mr. Freidheim’s retirement in May 2004.

(13)	Represents reimbursement of $79,889 in incremental living expenses incurred while in temporary residence in Cincinnati (including commuting expenses), including $43,213 for apartment rent and $30,468 for airfare.

Stock Option Grants

The following table contains information concerning grants of stock options to the Named Executive Officers during 2004.

OPTION GRANTS FOR 2004

Individual Grants
Name	Number of Securities Underlying Options Granted (#)		% of Total Options Granted to Employees for 2004	Exercise or Base Price ($/Sh)		Expiration Date	Grant Date Present Value ($)
Fernando Aguirre	325,000	(1)	97%	23.16	(2)	1/12/2014	3,242,200	(3)
Robert F. Kistinger	-0-		—	—		—	—
Robert W. Olson	-0-		—	—		—	—
Manuel Rodriguez	-0-		—	—		—	—
Waheed Zaman	-0-		—	—		—	—
Cyrus F. Freidheim, Jr.	-0-		—	—		—	—

(1)	The shares granted under this Award vest over a four year period with 25% becoming exercisable on each of the four consecutive annual anniversaries of January 12, 2004, the date of grant.

(2)	Represents the fair market value of a share of Chiquita Common Stock on January 12, 2004, the date of the grant (calculated as the average of the high and low sales prices on the New York Stock Exchange Composite Tape).

(3)	The grant date present value was calculated using the Black-Scholes option pricing model. The assumptions used in the model included (a) an expected Chiquita stock price volatility of 60%; (b) a risk-free interest rate of 3.0%; (c) a dividend yield of 0%; and (d) an expected option life of five years. In addition, the Black-Scholes model output was modified by a discount to reflect the risk of forfeiture (8% per year probability) due to restrictions on exercise of the option in accordance with the four-year vesting provisions. Whether the assumptions used will prove accurate could not be known at the date of grant. The actual value, if any, will depend on the market price of the Company’s Common Stock on the date of exercise.

Stock Option Exercises, Holdings and Year-end Values

The following table provides information about stock option exercises during 2004 and reports the year-end value of stock options held by the Named Executive Officers.

AGGREGATE OPTION EXERCISES IN 2004

AND 2004 YEAR-END OPTION VALUES

	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at December 31, 2004 (#)		Value of Unexercised In-the- Money Options at December 31, 2004 ($)(1)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Fernando Aguirre	-0-	-0-	-0-	325,000	-0-	-0-
Robert F. Kistinger	-0-	-0-	225,000	225,000	1,137,375	1,137,375
Robert W. Olson	-0-	-0-	112,500	112,500	568,688	568,688
Manuel Rodriguez	-0-	-0-	36,250	36,250	183,244	183,244
Waheed Zaman	-0-	-0-	-0-	-0-	-0-	-0-
Cyrus F. Freidheim, Jr.	110,000	1,133,896	390,000	-0-	2,220,050	-0-

(1)	The value of unexercised options is calculated as the excess of the fair market value of the Common Stock over the exercise price of the unexercised options. At December 31, 2004, the fair market value of Chiquita Common Stock was $22.00 per share.

Employment Agreements and Other Arrangements

Employment Agreement with Mr. Aguirre. Mr. Aguirre has a three-year employment agreement (the “Agreement”) with the Company that began on January 12, 2004. The Agreement provides for a base salary of $700,000, which is reviewed annually for possible increase. Pursuant to the Agreement, Mr. Aguirre is eligible for annual performance-based cash bonuses based on a target of 130% of his then-current base salary; actual bonuses can range from 0 to 140% of the target. For 2004, Mr. Aguirre received a bonus of more than 140% of target based on his overall performance relative to his objectives. See “Compensation & Organization Development Committee Report on Executive Compensation” for additional information. During the term of the Agreement, Mr. Aguirre will be nominated by the Board for election as a director as long as he remains employed by the Company. He is required to resign from the Board if his employment terminates for any reason during the term of the Agreement.

Pursuant to the Agreement, Mr. Aguirre was granted (a) 110,000 restricted shares that vest on January 11, 2008 if he is employed by or serving as a director of the Company on that date (the “Time-Based Restricted Shares”) and (b) 150,000 restricted shares that vest in 30,000 share increments based on the average fair market value of the Company’s Common Stock reaching $26, $28, $30, $32 or $34 over any 40 trading-day period (the “Performance-Based Restricted Shares”). Any Performance-Based Restricted Shares not vested by January 12, 2008 will be forfeited. Mr. Aguirre also was granted an option to purchase 325,000 shares of Common Stock, at $23.16 per share, that vests in 25% increments on January 12 in each of 2005, 2006, 2007 and 2008 (the “Option”). Vested shares of restricted stock and any shares received upon the exercise of the Option cannot be sold until Mr. Aguirre satisfies the Company’s stock ownership guidelines, which require him to own five times his annual base salary in Company Common Stock within five years.

Mr. Aguirre is entitled to participate in other Company benefit programs, generally on the same terms as other senior executives of the Company. For the Company’s Capital Accumulation Plan, Mr. Aguirre has been credited with an additional 10 years of age and, under certain retirement and deferred compensation plans, he has been credited with the 23 years of service with his immediately prior employer.

If the Company terminates Mr. Aguirre for “cause” or if he terminates his employment other than for “good reason” (as each term is defined in the Agreement), any unvested Time-Based Restricted Shares and Performance-Based Restricted Shares will be forfeited. If the termination is for “cause,” the entire Option, whether or not then exercisable, will be forfeited. If the termination is by Mr. Aguirre other than for “good reason,” the unvested portion of the Option will be forfeited and the then-exercisable portion will remain exercisable for 90 days.

If the Company terminates Mr. Aguirre’s employment other than for “cause” or he terminates his employment for “good reason,” Mr. Aguirre will receive two times his then-current base salary and target bonus, payable over a two-year period; a pro rata bonus based on the bonus amount that would have been paid for a full year of employment, determined and paid at the time annual bonuses are normally paid to senior executives; and 36 months of welfare benefits (such as medical and dental insurance) for himself and eligible dependents. In the event of such a termination, the Option will vest in full and remain exercisable for three years following termination (or until its expiration, if earlier). In addition, restrictions on the Time-Based Restricted Shares and the Performance-Based Restricted Shares will lapse according to a formula that accounts for the amount of time Mr. Aguirre was employed by the Company, and any remainder will be forfeited.

If termination of Mr. Aguirre’s employment occurs during the term of the Agreement and within two years following a “change of control” (as defined), either by the Company for any reason other than “cause,” or by Mr. Aguirre for “good reason,” he will receive the severance benefits described immediately above except that he will receive three times his then-current base salary and target bonus and all outstanding equity awards (including the Option, Time-Based Restricted Shares and Performance-Based Restricted Shares) will fully vest. Any option to purchase Company stock will be fully exercisable for three years after the termination date (or until its earlier expiration).

In the event of Mr. Aguirre’s death or disability, he or his beneficiaries will receive a pro rata cash bonus determined and payable at the normal payment time for senior executives. Any outstanding options to purchase Common Stock (including the Option) will vest in full and be exercisable for three years (or until their earlier expiration) and, to the extent not previously forfeited, the Time-Based Restricted Shares and the Performance-Based Restricted Shares also will vest in full.

If payments received by Mr. Aguirre in connection with his employment are subject to the excise tax imposed by the Internal Revenue Code on “excess parachute payments,” he generally will be entitled to a gross-up payment such that his net payments after all taxes are equal to the payments that otherwise would be received.

The Agreement contains confidentiality, noncompetition and nonsolicitation provisions to which Mr. Aguirre is subject during and after his employment.

Arrangement with Mr. Freidheim. Mr. Freidheim retired as non-executive Chairman of the Board in May 2004. He had an arrangement with the Company, agreed upon in July 2003 while he was serving as Chief Executive Officer, with respect to his remaining as non-executive Chairman of the Board for a transitional period following the election of a new Chief Executive Officer, which occurred in January 2004 when Mr. Aguirre was named President and Chief Executive Officer. Pursuant to this arrangement, Mr. Freidheim received an award of 30,000 shares of restricted stock in January 2004. Upon his retirement in May 2004 all stock options and restricted stock held by Mr. Freidheim became fully vested; the vested stock options became exercisable for three years.

Arrangements with Other Named Executive Officers. In April 2005 the Compensation & Organization Development Committee (the “Committee”) adopted certain provisions under the Company’s severance pay plan for U.S. employees that apply to seven executive officers of the Company reporting directly to the Chief Executive Officer, including the Named Executive Officers. Under these provisions, any such executive officer whose employment is terminated involuntarily for reasons other than “cause” (as defined), death or disability, or by the executive for “good reason” (as defined), after the first anniversary of the executive officer’s hire date will be eligible to receive the following: a lump sum severance payment equal to the sum of the executive officer’s current annual base salary and annual bonus target; a pro rata bonus based on the bonus target, payable when bonuses are normally paid; and twelve months of continuation of health care benefits. In addition, vesting of restricted shares awarded under the Company’s Long-Term Incentive Plan (“LTIP”) will be accelerated; the executive will be given one year of additional vesting with respect to stock options and non-LTIP restricted stock; and, if permissible under the Internal Revenue Code, vested stock options would remain exercisable for one year following termination (but no later than the options’ expiration date). As a condition of receiving the benefits, the affected executive must agree to confidentiality, non-solicitation and non-competition obligations.

Also in April 2005 the Committee authorized Change in Control Severance Agreements (the “CIC Agreements”) with the same seven executive officers of the Company, including the Named Executive Officers (but not including Mr. Aguirre), which entitle them to certain benefits in the event that they are involuntarily terminated without “cause” or resign for “good reason” within two years after a “Change in Control” (as each such term is defined in the Agreement) that occurs prior to the third anniversary of the date of the Agreement. The CIC Agreements are intended to replace similar agreements that expired on December 31, 2004. Under each CIC Agreement, the executive officer will be entitled to the following, in lieu of any other severance benefit to which the executive would otherwise be entitled: a lump sum severance payment equal to two times the sum of the executive’s annual salary and annual bonus target; a pro rata bonus equal to the greater of the target bonus for the year of termination and the target bonus in effect during the year in which the Change in Control occurs; two years’ continuation of medical and other benefits, subject to forfeiture if the executive’s subsequent employer offers such benefits; an extension of the exercise period for exercise of vested employee stock options until the first anniversary of termination (if permissible under the Internal Revenue Code); vesting of all 401(k) Plan employer contributions and all accrued basic and incremental Capital Appreciation Plan employer contributions; outplacement services in accordance with Company policy; payment of reasonable legal fees incurred in connection with enforcement of the Agreement or any tax or audit proceeding relating to any “golden parachute” tax; and reimbursement for relocation expenses in accordance with Company policy for any executive on temporary assignment abroad. If the payments and benefits received by the executive officer in connection with his or her employment are subject to the excise tax imposed by the Internal Revenue Code on “excess parachute payments,” the executive officer generally will be entitled to a “gross-up” payment such that his or her net payments after all taxes are equal to the payments that otherwise would be received. Receipt of payments and benefits under the CIC Agreements is subject to execution by the affected executive of a customary release and an agreement containing confidentiality, non-solicitation and non-competition obligations.

Arrangements with Former Executive Officers. During 2004 and 2005, the Company entered into separation agreements with three former executive officers – James B. Riley, formerly Senior Vice President and Chief Financial Officer; Jill M. Albrinck, formerly Senior Vice President, Fresh Cut Fruit; and Barry H. Morris, formerly Vice President, Human Resources.

Pursuant to the agreement with Mr. Riley, the Company paid him $700,000, representing one year’s base salary plus his 2003 bonus target. In addition, the Company paid him $58,333 representing 25% of the salary he earned from January 1, 2004 through his separation date. The Company also accelerated the vesting of stock options for 56,250 shares previously granted to him, and extended the exercise period for these options, and for 112,500 previously vested options, to August 31, 2005. In addition, the Company vested 6,424 restricted shares previously awarded to him.

Pursuant to the agreement with Ms. Albrinck, the Company paid her $300,000, representing one year’s base salary. The Company also accelerated the vesting of stock options for 37,500 shares previously granted to her, and extended the exercise period for these options, and for 75,000 previously vested options, to August 31, 2005. In addition, the Company vested 5,231 restricted shares previously awarded to her.

Pursuant to the agreement with Mr. Morris, the Company paid him $235,000, representing one year’s base salary and $58,750 representing a bonus for 2004. The Company also accelerated the vesting of stock options for 41,250 shares previously granted to him, and extended the exercise period for these options, and for 82,500 previously vested options, to December 31, 2005. In addition, the Company vested 2,496 restricted shares previously awarded to him.

REPORT OF

COMPENSATION & ORGANIZATION DEVELOPMENT COMMITTEE

ON EXECUTIVE COMPENSATION

The undersigned comprise the members of the Compensation & Organization Development Committee of the Company’s Board of Directors during 2004. Each of the undersigned has at all times been an “independent director” as defined by New York Stock Exchange rules. The Committee was responsible for reviewing the performance and establishing the individual compensation for 2004 of the Company’s executive officers, including those named in the Summary Compensation Table (“Named Executive Officers”).

Compensation of Executive Officers For 2004

The Committee reviewed all components of executive officer compensation for 2004, including salary, bonus, and equity awards. The Committee also reviewed equity awards made to executives in previous years.

As part of its review, the Committee considered market data derived from a peer group of 32 companies that the Committee identified as being similarly situated to Chiquita in terms of annual revenue, asset size, market capitalization and complexity of the business. (The Committee considered this peer group to be more representative of its competition for executive talent than the seven companies included in the S&P Midcap Index appearing in this Proxy Statement in the “Common Stock Performance Graph”.) The Committee’s philosophy is that, on average, overall pay for Company executives, including each major component of pay, should approximate the 50th percentile of the pay and pay component ranges indicated by the market data, but that especially high-performing executives should be paid at a higher percentile (up to approximately the 75th percentile) and lower-performing executives should be paid at a lower percentile.

In connection with its review, the Committee engaged a nationally recognized independent compensation consulting firm.

Based on this review, the Committee concluded that total compensation of the Company’s executive officers, including that of the Chief Executive Officer (the “CEO”), is reasonable and generally consistent with its philosophy.

Base Salaries. Base salaries for 2004 were established according to each executive officer’s position, responsibilities, and performance, as well as a comparison to market data. Base salaries are not necessarily adjusted annually but are generally adjusted when the Committee judges that a change in an executive officer’s responsibilities or demonstrated performance, or relevant market data, warrant a change in base salary.

Bonus Awards. Under the Company’s annual bonus program as in effect for 2004, as soon as practicable after the beginning of each year, the Committee approves for each executive officer a cash bonus opportunity target (expressed as a percentage of base salary), as well as financial performance objectives for that year. Bonus target percentages are principally determined according to the responsibilities of the executive officer’s position and his or her potential impact on financial results, as well as a comparison to market data. Bonuses are determined as soon as practicable after the end of each year as follows: First, a financial performance award opportunity (ranging from 0% to 150% of an executive officer’s bonus target) is calculated based on the Company’s actual financial performance as compared to the pre-established objectives for the year based on net income. Second, the financial performance award opportunity for each executive officer is multiplied by an individual performance factor (that can range between zero and 1.5) that is fixed by the Committee based on its evaluation of the executive officer’s individual performance, including performance against pre-established individual objectives. The resulting product is the amount of the annual cash bonus awarded to the particular executive officer.

For 2004, bonus targets for executive officers other than the CEO (whose compensation is discussed below) ranged from 40% to 90% of base salary. Their financial performance award opportunities, based on actual Company financial results for 2004 that exceeded the target financial objective, were 138% of their respective bonus targets. The actual bonuses to executive officers (other than the CEO) awarded in early 2005 for 2004 performance ranged from 75% to 150% of their respective financial award opportunities. Bonuses awarded to the Named Executive Officers for 2004 are set forth in the Summary Compensation Table included in this Proxy Statement.

Equity-Based Compensation. The Company’s Stock Plan provides for the grant to executive officers and other key employees of stock options and restricted stock, including restricted stock under the Company’s Long-Term Incentive Program (“LTIP”). Stock option and restricted stock grants, as well as LTIP eligibility, are based on the responsibilities of the recipients’ respective positions and their potential to contribute to the long-term performance of the Company, as well as a comparison to market data.

Stock Options. No stock options were awarded to any executive officers during 2004, except for the CEO. The Committee has shifted its emphasis away from stock options in the belief that restricted stock is generally a more efficient and less costly form of equity compensation.

Restricted Stock. In 2003, the Committee established 2003-2005 terms for its LTIP, including financial performance goals for each of these three years. For 2004 (as well as 2005), the goals were based on the Company’s earnings per primary share. In addition, the Committee set individual LTIP target awards for each participant (including those who joined the Company after 2003), which range from 9% to 55% of earned salary for executive officers (other than the CEO who does not participate in the LTIP) for 2004, and 55% to 210% of base salary for 2005. (The difference in the yearly ranges results from the establishment—in 2003—of overall three-year award opportunities that were weighted 1/6 for each of 2003 and 2004 and 2/3 for 2005.) An LTIP participant is entitled to an LTIP award if and only to the extent that the Company meets the financial performance goals for a particular year. The amount of an LTIP award can range from 0% to 140% of the LTIP award target. The award is to be made as soon as practicable after the end of the award year in the form of restricted stock of the Company that has a fair market value equal to the amount of the award and a one-year vesting schedule.

LTIP awards made to Named Executive Officers in early 2005 based on achievement of the financial goals for 2004 are set forth in the Summary Compensation Table included in this Proxy Statement in the Restricted Stock Award column. Each award to an executive officer, including the Named Executive Officers, for 2004 represented 107% of the particular executive officer’s LTIP award target for that year based on financial performance that exceeded the target financial goal.

In addition to the LTIP awards, the Committee awarded restricted stock to certain executive officers upon their joining the Company in 2004, including the CEO and one other Named Executive Officer.

Compensation of Chief Executive Officer for 2004

The Committee’s compensation review for 2004 specifically included Fernando Aguirre, who was elected CEO on January 12, 2004. Mr. Aguirre’s initial compensation of a base salary of $700,000 and an annual bonus target of 130% of base salary were set by the terms of his employment agreement dated January 12, 2004. The long-term components of his compensation arrangements are also set forth in his employment agreement. These consist of 110,000 shares of restricted stock that will vest in 2008 if he remains an employee or a director through that date; 150,000 restricted shares that vest only to the extent that certain Chiquita common stock price targets are met by 2008; and a stock option for 325,000 shares that vests in 25% increments on each of the first four anniversaries of his date of hire. See “Employment Agreements and Other Arrangements—Employment Agreement with Mr. Aguirre” for a description of his employment agreement. The terms of Mr. Aguirre’s employment agreement were based on a combination of market data, the Committee’s assessment of the compensation package that was required to attract Mr. Aguirre and negotiation between the parties, as well as advice from the Committee’s independent consultant.

Mr. Aguirre’s annual bonus for 2004 of $1,506,960 was determined as described above under Compensation of Executive Officers for 2004, with a financial performance opportunity of 138% of his bonus target and an individual performance factor of 1.2. In assessing Mr. Aguirre’s individual performance, the Committee considered principally the following results achieved under and through his leadership: strong Company financial performance, including turnaround results for Atlanta’s operations and continued banana productivity improvements in the Tropics; substantial future interest savings resulting from a refinancing of the Company’s senior notes; establishment of new corporate strategy centered on strengthening the core business, transformation to a more performance oriented culture and identifying growth opportunities; very good financial performance in Europe which included successfully managing through the European Union’s 2004 expansion; and the hire of key additions to the management team. Mr. Aguirre’s bonus exceeded the maximum bonus (as a percentage of salary) set forth in his employment agreement, but is within the parameters of the Annual Bonus Program for all executives approved by the Committee during the first quarter of 2004.

In February 2005, the Committee increased Mr. Aguirre’s base salary to $750,000 based on its assessment of his performance, abilities and responsibilities, as well as a comparison to market data.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code prohibits the Company from taking an income tax deduction for any compensation in excess of $1 million per year paid to its Chief Executive Officer or any of its other four most-highly compensated executive officers, unless the compensation qualifies as “performance-based” pay under a plan approved by shareholders. In 2003, the Company’s shareholders approved amendments to the Stock Plan that were intended to permit certain types of annual bonuses and LTIP awards to qualify as “performance-based” compensation and be fully deductible by the Company. In addition, any compensation income from the exercise of stock options granted under the Stock Plan which have an exercise price at least equal to 100% of the fair market value of the Common Stock on the date of grant will be considered “performance-based.”

The Committee intends, in general, to endeavor to design its compensation plans and awards to qualify for tax deductibility under Section 162(m), although it believes that in certain circumstances it is not practical to do so consistent with its compensation objectives.

April 6, 2005

Steven P. Stanbrook (Chair)
Jeffrey D. Benjamin
Durk I. Jager
Jaime Serra

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2004 regarding the number of shares of Common Stock that may be issued under the Company’s equity compensation plans.

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	3,942,533	$16.64	1,841,282	(1)
Equity compensation plans not approved by security holders(2)	325,000	$23.16	-0-
Total	4,267,533	$17.20	1,841,282

(1)	Includes 841,282 shares available for future issuance at December 31, 2004 under the Company’s Stock Plan, with a sublimit of 324,250 shares available for future grants of stock appreciation rights. Of these shares, 67,529 were awarded in February 2005 as restricted stock awards for 2004 under the LTIP. Had these shares been awarded as of December 31, 2004, they would be reflected in column (a). Also includes 1,000,000 shares issuable under the Employee Stock Purchase Plan; although the Company is authorized to issue new shares under this plan, it expects generally to make open market purchases.

(2)	These options were granted as an inducement grant in accordance with Mr. Aguirre’s Employment Agreement and New York Stock Exchange Rules. See “Employment Agreements and Other Arrangements – Employment Agreement with Mr. Aguirre” for the material terms of this grant.

COMMON STOCK PERFORMANCE GRAPH

A new class of Chiquita Common Stock was issued pursuant to Chiquita’s Plan of Reorganization, which became effective on March 19, 2002. The performance graph set forth below compares Chiquita’s cumulative shareholder returns over the period March 20, 2002 through December 31, 2004, assuming $100 had been invested at March 20, 2002 in each of Chiquita Common Stock, the Standard & Poor’s 500 Stock Index and the Standard & Poor’s Midcap Food Products Index. The calculation of total shareholder return is based on the change in the price of the stock over the relevant period and assumes the reinvestment of all dividends.

OTHER INFORMATION

Chiquita’s Independent Auditors

The accounting firm of Ernst & Young LLP served as Chiquita’s independent auditors for 2004. The Audit Committee has selected Ernst & Young to serve as Chiquita’s independent auditors for 2005, and is asking shareholders to ratify this appointment. See “Proposal 2: Ratification of Independent Auditors.”

The Audit Committee approves all audit and non-audit services to be performed by independent auditors before the services are provided. The Audit Committee’s pre-approval requirement was not waived for any fees in 2004. As described in the Audit Committee Report for 2004, set forth above under “Information About the Board of Directors,” the Audit Committee determined that the non-audit services provided to the Company by Ernst & Young in 2004 were compatible with maintaining their independence.

Audit Fees

The aggregate fees billed by Ernst & Young for professional services rendered for the audit of the Company’s 2004 and 2003 annual financial statements were $3,980,000 in 2004 and $2,999,000 in 2003. The fees also covered services for the related reviews of financial statements included in the Company’s Forms 10-Q for those years, the 2004 audit of the effectiveness of the Company’s internal controls over financial reporting, and services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements.

Audit-Related Fees

The aggregate fees billed by Ernst & Young for professional services rendered for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements not reported under “Audit Fees” above were $236,000 in 2004 and $343,000 in 2003. These charges represented services primarily pertaining to accounting consultation and assistance regarding potential and actual acquisitions and dispositions, including the acquisition of a German produce distribution company in 2003 and the conversion of German financial information to U.S. generally accepted accounting principles, and audits of employee benefit plans.

Tax Fees

The aggregate fees billed by Ernst & Young for professional services rendered for tax compliance, tax advice and tax planning were $398,000 in 2004 and $564,000 in 2003. These amounts represented expatriate tax services, consultation on acquisitions and divestitures, including the acquisition of a German produce distribution company in 2003, customs compliance, tax compliance services and other miscellaneous tax advice.

All Other Fees

Ernst & Young did not provide any products or services other than those reported in the preceding paragraphs.

Shareholder Nominations and Proposals at the 2006 Annual Meeting

Advance Notice Requirement for Nominations and Proposals. Under the Company’s Certificate of Incorporation, a shareholder will be entitled to nominate directors or submit proposals at the 2006 Annual Meeting only if the Company has received proper advance notice of the nomination or proposal prior to the close of business on March 27, 2006. Information as to how to comply with this advance notice requirement is contained in the Certificate of Incorporation, which is attached as Exhibit 1 to the Company’s Form 8-A filed on March 12, 2002, and can be accessed at www.sec.gov or at www.chiquita.com by clicking on “Investors” and “SEC Filings.” A copy of the Certificate of Incorporation may also be obtained by calling Chiquita at (513) 784-8100. Shareholders may also make recommendations for director nominations to the Nominating & Governance Committee of the Board prior to December 31, 2005 as described above under “Nominating & Governance Committee.”

Inclusion of Proposals in Proxy Statement. In order for shareholder proposals to be eligible for inclusion in Chiquita’s Proxy Statement and proxy card for the 2006 Annual Meeting of Shareholders, they must be received by the Company by December 21, 2005.

Notices of nominations and proposals should be delivered or mailed to the attention of the Corporate Secretary at Chiquita’s executive offices in Cincinnati, Ohio, at:

Chiquita Brands International, Inc.

Chiquita Center

250 East Fifth Street

Cincinnati, Ohio 45202

Requests for Certain Documents

Chiquita’s 2004 Annual Report to Shareholders, including the financial statements for the fiscal year ended December 31, 2004, is being mailed with this Proxy Statement. If you would like to receive a copy of the 2004 Annual Report on Form 10-K or exhibits to the Form 10-K that were filed with the Securities and Exchange Commission, or any of the other documents referred to in this proxy statement, such as the Company’s Code of Conduct, Board governance policies and charters of the committees of the Board, we will send them to you if you call (513) 784-6366 or write to us at 250 East Fifth Street, Cincinnati, Ohio, 45202. All of Chiquita’s reports filed with the Securities and Exchange Commission are available at www.sec.gov. You may also access all of these documents at www.chiquita.com, by clicking on “Investors” and then either “Governance” or “SEC Filings.”

By order of the Board of Directors,

/s/ Robert W. Olson
Robert W. Olson
Senior Vice President, General Counsel and Secretary

Cincinnati, Ohio

April 14, 2005

CHIQUITA BRANDS INTERNATIONAL, INC.

The undersigned hereby appoints Fernando Aguirre and

Robert W. Olson, or either of them, proxies of the undersigned,

each with the power to appoint his substitute, and authorizes each of them to represent and to vote, as designated below, all shares of Common Stock, par value $.01 per share, which the

undersigned would be entitled to vote at the Annual Meeting

of Shareholders of Chiquita Brands International, Inc. to

be held May 26, 2005 at 10:00 am., or any adjournment of

such meeting.

This Proxy can also be voted by telephone at

1-877-298-0570 (toll free) or (513) 579-6707, M-F

8:00 am to 10:30 pm Eastern Time and Sat. 8:00 am

to 4:30 pm Eastern Time. Telephone voting will close

at 9:00 am Eastern Time on the meeting date.

The Board of Directors recommends a vote FOR the following:	FOR AUTHORITY	WITHHOLD AUTHORITY
	to elect the nominees listed (proxies will vote for all nominees unless specifically identified below	to vote for all nominees listed

1. Election of eight directors.	è	PROPOSAL 1.	☐	☐

Nominees 1 — Fernando Aguirre 2 — Morten Arntzen 3 — Jeffrey D. Benjamin 4 — Robert W. Fisher	5 — Roderick M. Hills 6 — Durk I. Jager 7 — Jaime Serra 8 — Steven P. Stanbrook		Withhold authority to vote for individual nominee(s) by circling the corresponding nominee number(s) 1 2 3 4 5 6 7 8

2. Ratify the appointment of Ernst & Young LLP as the Company’s independent auditors.	è	PROPOSAL	FOR	AGAINST	ABSTAIN
		2.	☐	☐	☐
The proxies are further authorized in their discretion to vote upon such other business as may properly come before the meeting or any adjournment of the meeting.

PLEASE VOTE ON THE PROPOSAL(S) BY MARKETING THE APPROPRIATE BOX(ES) ON THE VOTE CARD AT RIGHT. PLEASE SIGN, DATE, DETACH AND RETURN.		Important:Please sign exactly as name appears on the reverse indicating, where appropriate, official position or representative capacity. In case of joint holders, all should sign.

Signature:
This proxy form is designated to enable the shareholder to detach and mail the vote card without a return envelope. This is intended to reduce processing costs and provide added shareholder convenience while maintaining confidentiality.		Signature:
(If held jointly)

If you have any questions about voting with this form, please call 1-800-368-3417 or (513) 579-2414.		Dated:

VOTE CARD - DETACH AND RETURN

Proxy for Annual Meeting to be Held

May 26, 2005 at 10:00 a.m.

P

R

O

X

Y

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

When properly signed, this proxy will be voted in the manner directed by the shareholder(s).

A properly signed proxy that gives no direction will be voted FOR the election of all nominees for Director and FOR Proposal 2.

See Reverse Side

DETACH HERE

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(OPTIONAL)

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please check this box and
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